Hills Bancorporation
131 Main St
PO Box 160
Hills IA 52235

Upcoming Events

- **April 20 & 21**
  Financial Management for the Closely Held Business
- **May 30**
  Memorial Day
- **June 2**
  Meet Me at the Market
  NewBo City Market
  Cedar Rapids

Hills Bancorporation
Shareholder Report
March 31, 2016

Board of Directors

- Michael S. Donovan
- Thomas J. Gill, D.D.S.
- Michael E. Hodge
- Emily A. Hughes
- James A. Nowak
- Theodore H. Pacha
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 30170
College Station, TX 77842-3170
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

Hills Bank and Trust Company | IT'S THAT SIMPLE.



Hills Bank Lemon Boss

A Message from our President and CEO, Dwight O. Seegmiller

April 18, 2016

Dear Shareholder,

It has been another great quarter for Hills Bank and Trust Company. We look forward to many exciting programs and events during next quarter!

We are proud to present the Hills Bank Lemon Boss program again this June and July. By helping kids ages 5-12 years old start their own Lemon Boss business, we help teach them and their families about finances, customer service, and business.

For more information visit HillsBankLemonBoss.com



#LEMONBOSS
25¢
LEMONADE
25¢

and be sure to follow us on Facebook, Twitter, and Instagram for pictures of Lemon Bosses throughout the summer!

Ways You Can Help Increase the Value of Your Investment in Hills Bancorporation

- Do all your personal banking at Hills Bank. Also, encourage your family, friends, and neighbors to bank at Hills Bank.
- Bring your company's banking business to Hills Bank.
- Encourage your clubs, churches, and other organizations to which you belong to bank with Hills Bank.
- Actively watch for opportunities for Hills Bank to gain new business. For example, do you know someone moving to the area?

Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Serving thousands of customers . . . one at a time.™

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman



Hills Bancorporation
Selected Financial Highlights (Unaudited*)

Ag Month

Every March, Hills Bank celebrates Ag Month at all of our offices. There are a number of activities including hatching eggs; double penny grabs for Penny Savers every Saturday; and Barnyard Days at our Coralville, Washington, Mount Vernon, and Cedar Rapids Northeast locations.


ALBION IRON WORKS
ENGLAND



Above: Display in the Hills office, courtesy of Steve Weeber, featuring antique farm equipment and tractor seats. *Right:* Mr. Ed (not the real one), was one of the many animals that made an appearance at the Coralville Barnyard Day.



Left: A few of the attendees at the Coralville Barnyard Day admire the bunnies.

Below: Black and gold baby chicks are a good sign you are in Eastern Iowa!



Ag month is not only a great way to celebrate our agricultural roots, it also a great way to share and engage with our customers on a more personal level!

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2016	Three Months Ended 3/31/2015
Quarter-End Balances:		
Total Assets	$2,603,688	$2,407,257
Investment Securities	263,911	259,878
Loans, Net of Allowance for Loan Losses	2,107,650	1,970,499
Deposits	1,979,581	1,907,335
Stockholders' Equity	271,547	256,583
Earnings Breakdown:		
Total Interest Income	$23,756	$22,214
Total Interest Expense	4,061	3,635
Net Interest Income	19,695	18,579
Total Non-Interest Income	5,369	4,990
Total Non-Interest Expense	13,570	13,199
Provision for Loan Losses	549	(62)
Income Before Income Taxes	10,945	10,432
Income Taxes	3,245	3,052
Net Income	7,700	7,380
Diluted Earnings Per Share	0.83	0.79

**Additional financial information can be found at www.hillsbank.com/securities-and-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $7.70 million or $0.83 per diluted share, for the three months ended March 31, 2016, a 4.34% increase when compared to the $7.38 million, or $0.79 per diluted share, for the three months ended March 31, 2015. The improvement in earnings in 2016 is primarily attributed to an increase in net interest income of $1.12 million resulting from increased loan growth. The Company experienced loan growth of 6.96%, or $137.15 million, from $1.970 billion at March 31, 2015 to $2.108 billion at March 31, 2016.

Total assets of the Company increased to $2.604 billion at March 31, 2016, up from $2.407 billion as of March 31, 2015. Total equity amounted to $271.55 million at the end of the 1st quarter of 2016, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.